EXHIBIT 99.1

Apyx Medical Corporation Reports Third Quarter of 2019 Financial Results and
Updates Fiscal Year 2019 Outlook
Advanced Energy Sales of $6.1 million in Q3, up 104% year-over-year

CLEARWATER, FL — NOVEMBER 11, 2019 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of Helium Plasma Technology, marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market, today reported financial results for its third quarter ended September 30, 2019.

Third Quarter 2019 Financial Summary:

•	Total Q3 revenue from continuing operations of $7.6 million, up 106% year-over-year.

◦	Advanced Energy revenue of $6.1 million, up 104% year-over-year.

◦	OEM revenue of $1.5 million, up 116% year-over-year.

•	Total Q3 GAAP net loss from continuing operations of $4.3 million versus total GAAP net loss from continuing operations of $0.4 million for the third quarter of 2018.

•	Total Q3 adjusted EBITDA loss from continuing operations of $3.7 million versus adjusted EBITDA loss from continuing operations of $2.4 million for 2018.

Highlights Subsequent to Quarter End:

•
On October 14, 2019, the Company announced that it has initiated subject enrollment in an FDA approved U.S. Investigational Device Exemption clinical study evaluating the use of its Renuvion technology in skin laxity procedures in the neck and submental region.

•
On October 14, 2019, the Company announced that it received U.S. Food and Drug Administration 510(k) clearance to market and sell the Apyx Plasma/RF Handpiece, a new addition to the Renuvion product family.

Management Comments:

“Our performance during the third quarter was impressive and represents a continuation of the better-than-expected growth and profitability performance we have generated throughout 2019,” said Charlie Goodwin, President and Chief Executive Officer. “I am extremely proud of the organization’s ability to execute our strategic growth objectives and the progress we made during the third quarter is notable: we drove revenue growth of 106% year-over-year, led by 104% growth in Advanced Energy sales, we made advancements in both our clinical and regulatory strategies, and we realized early benefits to our Advanced Energy gross margins as a result of our focus on improving our manufacturing efficiency.”

Mr. Goodwin continued: “We are raising our 2019 revenue, net loss and adjusted EBITDA loss guidance range based upon the stronger than expected financial results that we have achieved in the third quarter and our updated outlook for the rest of 2019. We remain focused on continued execution towards our strategic growth objectives: to increase our share of the $1.5 billion U.S. cosmetic surgery market, to penetrate existing international markets and to expand into new countries with strong demand from cosmetic surgeons for our highly differentiated Renuvion technology. We will continue to make targeted investments in order to deliver strong, sustained growth and improving profitability in the years to come. With truly innovative technologies, a solid balance sheet and an entire organization dedicated to supporting our surgeon customers and improving patient outcomes, we remain convinced that Apyx Medical is uniquely positioned to reshape the cosmetic surgery market, while delivering attractive returns for our shareholders.”

Third Quarter 2019 Results:

The following table represents revenue from continuing operations by reportable segment:

	Three Months Ended September 30,		Increase/Decrease		Nine Months Ended September 30,		Increase/Decrease
(In thousands)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Advanced Energy	$6,094	$2,985	$3,109	104.2%	$15,734	$8,727	$7,007	80.3%
OEM	1,481	687	794	115.6%	4,038	2,033	2,005	98.6%
Total	$7,575	$3,672	$3,903	106.3%	$19,772	$10,760	$9,012	83.8%

Total revenue from continuing operations for the three months ended September 30, 2019, increased $3.9 million, or 106.3%, to $7.6 million, compared to $3.7 million in the prior year. Sales of the Company’s Advanced Energy generators and handpieces drove the increase in total revenue in the third quarter of 2019, with OEM segment sales contributing modestly to the year-over-year increase in total revenue from continuing operations during the third quarter 2019 period. Advanced Energy segment sales increased approximately $3.1 million, or 104.2% year-over-year, to $6.1 million, compared to approximately $3.0 million last year, as a result of additional sales force in the U.S. and new international distributors. This increase in selling infrastructure has resulted in increases of generator and handpiece sales, both domestically and in international markets. OEM segment sales increased $0.8 million, or 115.6% year-over-year, to $1.5 million, compared to $0.7 million last year, primarily attributable to sales to Symmetry under our Manufacture and Supply Agreement.

	Three Months Ended September 30,		Increase/Decrease		Nine Months Ended September 30,		Increase/Decrease
(In thousands)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Domestic	$5,552	$2,763	$2,789	100.9%	$14,002	$8,481	$5,521	65.1%
International	2,023	909	1,114	122.6%	5,770	2,279	3,491	153.2%
Total	$7,575	$3,672	$3,903	106.3%	$19,772	$10,760	$9,012	83.8%

For the third quarter 2019, revenue from continuing operations in the United States increased $2.8 million, or 100.9% year-over-year, to $5.6 million, and international revenue from continuing operations increased $1.1 million, or 122.6% year-over-year, to $2.0 million. International sales growth in the third quarter was primarily driven by sales to international distributors in the Company’s Advanced Energy segment.

Gross profit for the three months ended September 30, 2019, increased approximately $2.5 million, or 99.0% year-over-year, to $5.0 million, compared to $2.5 million in the prior year. Gross margin for the three months ended September 30, 2019 was 66.2%, compared to 68.7% for the same period. The primary drivers of the decrease in gross profit margin were reallocations of overhead expenses in Bulgaria for manufactured inventory, revenue related to our new Product, Manufacturing, and Supply agreements with Symmetry and increases in Advanced Energy sales outside of the U.S., which have lower margins than U.S. sales and represented a higher mix of total sales in three months ended September 30, 2019.

Operating expenses from continuing operations for the third quarter of 2019 increased $4.4 million, or 82.7% year-over-year, to $9.7 million, compared to $5.3 million for the third quarter of 2018. The year-over-year change in operating expenses from continuing operations was primarily driven by a $0.9 million increase in salaries and related costs, a $1.4 million increase in professional services costs, a $1.8 million increase in selling, general, and administrative expenses and a $0.3 million increase in research and development expenses.

Net loss from continuing operations for third quarter 2019 was $(4.3) million, or $(0.13) per diluted share, compared to a net loss from continuing operations of $(0.4) million, or $(0.01) per diluted share, for the third quarter of 2018. Total income from discontinued operations, net of tax, was $69.6 million, or $1.99 per diluted share, in the third quarter of 2018.

As of September 30, 2019, the Company had cash and equivalents of $62.3 million as compared to cash and equivalents of $16.5 million and short-term investments of $61.7 million as of December 31, 2018. The Company had working capital of $69.9 million as of September 30, 2019 as compared to $81.9 million as of December 31, 2018.

First Nine Months of 2019 Results:

Total revenue for the nine months ended September 30, 2019 increased $9.0 million, or 83.8%, to $19.8 million, compared to $10.8 million in the nine months ended September 30, 2018. Total revenue growth was driven by a 80.3% increase in Advance Energy sales and a 98.6% increase in OEM sales.

Net loss from continuing operations for the nine months ended September 30, 2019 was $(13.9) million, or $(0.41) per diluted share, compared to a loss from continuing operations of $(6.2) million, or $(0.19) per diluted share, for the nine months ended September 30, 2018. Total income from discontinued operations, net of tax, was $74.1 million, or $2.19 per diluted share, in the nine months ended September 30, 2018.

2019 Financial Outlook:

The Company is updating its fiscal year 2019 financial guidance:

•
Total revenue in the range of $27.4 million to $27.9 million, representing growth of 64% to 67% year-over-year, compared to total revenue from continuing operations of $16.7 million in fiscal year 2018. The Company’s prior guidance range for total revenue was $26.5 million to $27.5 million, representing growth of 59% to 65% year-over-year.

•	Total revenue guidance assumes:

•
Advanced Energy revenue in the range of $22.2 million to $22.7 million, representing growth of 70% to 74% year-over-year, compared to Advanced Energy revenue of $13.1 million in fiscal year 2018. The Company’s prior guidance range for Advanced Energy revenue was $21.5 million to $22.5 million, representing growth of 65% to 72% year-over-year.

•
OEM revenue of $5.1 million, representing growth of 42% year-over-year, compared to $3.6 million for fiscal year 2018. The Company's prior guidance for OEM revenue was approximately $5.0 million, representing growth of 38% year-over-year.

•
GAAP net loss in the range of $20.3 million to $19.8 million, compared to GAAP net loss from continuing operations of $9.5 million in fiscal year 2018. The Company’s prior guidance range for GAAP net loss was $22.4 million to $21.4 million.

•
Adjusted EBITDA loss in the range of $16.9 million to $16.4 million, compared to adjusted EBITDA loss from continuing operations of $11.7 million in fiscal year 2018. The Company’s prior guidance range for Adjusted EBITDA loss was $18.8 million to $17.8 million.

Conference Call Details:

Management will host a conference call at 4:30 p.m. Eastern Time on November 11 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties may dial 844-507-6493 (or 647-253-8641 for international callers) and provide access code 8858026. Participants should ask for the Apyx Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://event.on24.com/wcc/r/2078394/6C570DF79EE266DC31CAEA936370C638

A telephonic replay will be available approximately two hours after the end of the call through November 11, 2019. The replay can be accessed by dialing 800-585-8367 for U.S. callers or 416-621-4642 for international callers and using the replay access code: 8858026. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Westwicke Partners on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation (formerly Bovie Medical Corporation) is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® offers plastic surgeons, fascial plastic surgeons and cosmetic physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma® system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Sales	$7,575	$3,672	$19,772	$10,760
Cost of sales	2,558	1,151	6,757	3,490
Gross profit	5,017	2,521	13,015	7,270
Other costs and expenses:
Research and development	936	613	2,634	1,890
Professional services	1,996	628	5,756	1,815
Salaries and related costs	3,020	2,119	9,691	5,734
Selling, general and administrative	3,762	1,957	9,869	6,280
Total other costs and expenses	9,714	5,317	27,950	15,719
Loss from operations	(4,697)	(2,796)	(14,935)	(8,449)
Interest income	327	135	1,153	135
Interest expense	—	(30)	—	(102)
Other losses	230	(155)	5	(155)
Change in value of derivative liabilities	—	—	—	20
Total other income (expense), net	557	(50)	1,158	(102)
Loss before income taxes	(4,140)	(2,846)	(13,777)	(8,551)
Income tax (benefit) expense	171	(2,408)	123	(2,384)
Income from continuing operations	(4,311)	(438)	(13,900)	(6,167)
Income from discontinued operations, net of tax	—	540	—	5,062
Gain on sale of Core Business, net of tax	—	69,072	—	69,072
Total income from discontinued operations, net of tax	—	69,612	—	74,134
Net income (loss)	$(4,311)	$69,174	$(13,900)	$67,967

EPS from continuing operations:
Basic and diluted	$(0.13)	$(0.01)	$(0.41)	$(0.19)

EPS from discontinued operations:
Basic	$—	$2.09	$—	$2.25
Diluted	$—	$1.99	$—	$2.19

EPS from total operations:
Basic	$(0.13)	$2.08	$(0.41)	$2.06
Diluted	$(0.13)	$1.98	$(0.41)	$2.00

Weighted average number of shares outstanding - basic	34,078	33,275	34,039	33,014
Weighted average number of shares outstanding - dilutive	34,078	34,934	34,039	33,952

APYX MEDICAL CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share and per share data)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$62,272	$16,466
Short term investments	—	61,678
Trade accounts receivable, net of allowance of $354 and $428	7,662	5,015
Inventories, net of provision for obsolescence of $439 and $439	7,237	5,212
Prepaid expenses and other current assets	1,734	1,146
Total current assets	78,905	89,517
Property and equipment, net	6,645	5,788
Operating lease right-of-use assets	368	—
Finance lease right-of-use assets	638	—
Other assets	387	305
Total assets	$86,943	$95,610

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,457	$1,423
Accrued expenses and other liabilities	7,285	6,162
Current portion of operating lease liabilities	101	—
Current portion of finance lease liabilities	196	—
Total current liabilities	9,039	7,585
Note payable	140	140
Long-term operating lease liabilities	248	—
Long-term finance lease liabilities	444	—
Contract liabilities	339	—
Total liabilities	10,210	7,725
STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 34,120,065 issued and 33,977,490 outstanding as of September 30, 2019, and 33,847,100 issued and 33,704,525 outstanding as of December 31, 2018	34	34
Additional paid-in capital	55,668	52,920
Retained earnings	21,031	34,931
Total stockholders' equity	76,733	87,885
Total liabilities and stockholders' equity	$86,943	$95,610

APYX MEDICAL CORPORATION RECONCILIATION OF GAAP NET INCOME/(LOSS) RESULTS TO NON-GAAP ADJUSTED EBITDA/(LOSS) (Unaudited) (In thousands)

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income/(loss) (GAAP) plus income tax expense, interest, depreciation and amortization, stock-compensation expense, and changes in value of derivative liabilities.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss from continuing operations GAAP Basis	$(4,311)	$(438)	$(13,900)	$(6,167)
Interest income, net	(327)	(105)	(1,153)	(33)
Income tax (benefit) expense	171	(2,408)	123	(2,384)
Depreciation and amortization	194	58	510	429
Stock based compensation	543	489	2,594	1,238
Change in value of derivative liabilities	—	—	—	(20)
Adjusted EBITDA	(3,730)	(2,404)	(11,826)	(6,937)

The following unaudited table presents a reconciliation of net loss to Adjusted EBITDA for our 2019 guidance. The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance for GAAP net loss of $20.3 million to $19.8 million for 2019.

Year 2019
Net loss GAAP Basis	$(20,050)
Interest income, net	(1,300)
Income tax (benefit) expense	200
Depreciation and amortization	700
Stock based compensation	3,800
Change in fair value of derivative liabilities	—
Adjusted EBITDA	$(16,650)